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                                                                     EXHIBIT 9
                                                            September 25, 1995

SMA Life Assurance Company
440 Lincoln Street
Worcester MA 01653

Gentlemen:

In my capacity as Counsel of SMA Life Assurance Company (the "Company"), I have participated in the preparation of the Post-Effective Amendment to the Registration Statement for Allmerica Select Separate Account II on Form S-6 under the Securities Act of 1933 with respect to the Company's individual flexible premium variable life insurance policies.

I am of the following opinion:

1. Allmerica Select Separate Account II is a separate account of the Company validly existing pursuant to the Delaware Insurance Code and the regulations issued thereunder.

2. The assets held in Allmerica Select Separate Account II equal to the reserves and other policy liabilities of the Policies which are supported by Allmerica Select Separate Account II are not chargeable with liabilities arising out of any other business the Company may conduct.

3. The individual flexible premium variable life insurance policies, when issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their terms and when sold will be legally issued, fully paid and non-assessable.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment to the Registration Statement of Allmerica Select Separate Account II on Form S-6 filed under the Securities Act of 1933.

                            Very truly yours,

                            /s/ Sheila B. St. Hilaire
                            Sheila B. St. Hilaire
                            Counsel
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